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                                                                     Exhibit 8.2



                            LEAGRE CHANDLER & MILLARD
                                Attorneys at Law




                                  June 22, 1998





Board of Directors
Ambanc Corp.
302 Main Street
Vincennes, Indiana 47591-0556

      Subject: Agreement and Plan of Reorganization by and between Ambanc Corp. and Union Planters Corporation.

Greetings:

      You have requested our opinion on the material federal income tax consequences with respect to certain transactions set forth in the Agreement and Plan of Reorganization by and between Ambanc Corp. and Union Planters Corporation (the "Agreement and Plan of Reorganization") and the related Plan of Merger of Ambanc Corp. into and with Union Planters Holding Corporation (the "Plan of Merger"). Union Planters Holding Corporation, a Tennessee corporation ("UPHC"), is a wholly-owned subsidiary of Union Planters Corporation, a Tennessee corporation ("UPC"). Collectively, the Agreement and Plan of Reorganization and Plan of Merger are referred to herein as the "Plan of Reorganization." Subject to the terms and conditions of the Plan of Reorganization, Ambanc shall merge with and into UPHC (the "Merger"). Capitalized terms used herein that are not defined in this opinion are defined in the Agreement and Plan of Reorganization.

      DOCUMENTS REVIEWED. We have, for purposes of the opinion, reviewed the following documents:

          1. The Plan of Reorganization.

          2. The Registration Statement on Form S-4 to be filed by UPC with the Securities and Exchange Commission on June 5, 1998, under the Securities Act of 1933, as amended (the "Registration Statement").

          3. Such other documents, records, and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

We have relied upon the above documents as to matters of fact. We have not independently checked or verified the accuracy or completeness of the information set forth in such documents, but we know of no facts that indicate to us that the information set forth in such documents is inaccurate or incomplete.

      FACTUAL AND LEGAL ASSUMPTIONS. For purposes of this opinion, we have made the following assumptions as to factual and legal matters:

          1. The representations and warranties of the parties contained in the Plan of Reorganization that may be deemed material to this opinion will be true in all material respects as of the effective date of the Merger, except as may be otherwise set forth in or contemplated by the Plan of Reorganization.

          2. The representations of Ambanc, UPC and UPHC contained in the Representation Certificates attached hereto will be true in all material respects as of the effective date of the Merger.


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Board of Directors
Ambanc Corp.
June 22, 1998
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          3. The Merger and all transactions related thereto or contemplated by the Plan of Reorganization shall be consummated in accordance with the terms and conditions of the Plan of Reorganization.

      LIMITATIONS ON OPINION. The following limitations apply with respect to this opinion:

          1. Our opinion is based upon the Internal Revenue Code (the "Code"), Treasury Regulations, court decisions and Internal Revenue Service policies and rulings as of this date. These fundamentals of our opinion are subject to change at any time, and some of these changes have been applied in the past, retroactively, to affect adversely transactions that had occurred prior to the change.

          2. We have not been asked to render an opinion with respect to any federal income tax matters, except those set forth below, nor have we been asked to render an opinion with respect to any state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than as set forth below.

          3. All of the factual and legal assumptions set forth above are material to the opinion herein rendered and have been relied upon by us in rendering such opinion. Any material inaccuracy in any one or more of the factual or legal assumptions may render all or part of our opinion inapplicable to the Merger.

      OPINION. Based upon and subject to the foregoing, it is our opinion that:

          1. The acquisition by UPHC of substantially all of the assets of Ambanc in exchange for UPC Common Stock and the assumption by UPHC of liabilities of Ambanc pursuant to the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          2. Ambanc, UPC and UPHC will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          3. No gain or loss will be recognized by Ambanc as a result of the Merger.

          4. No gain or loss will be recognized by UPC or UPHC as a result of the Merger.

          5. No gain or loss will be recognized by the Ambanc shareholders as a result of the exchange of Ambanc Common Stock for UPC Common Stock pursuant to the Merger, except that a gain or loss will be recognized upon the receipt of any cash in lieu of a fractional share. Assuming that the Ambanc Common Stock is a capital asset in the hands of the respective Ambanc shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of holder's tax basis in Ambanc Common Stock allocable to the fractional share.

          6. The tax basis of UPC Common Stock to be received by the Ambanc shareholders will be the same as the tax basis of the Ambanc Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

          7. The holding period of the UPC Common Stock received by shareholders of Ambanc will include the period during which the shares of Ambanc Common Stock surrendered in exchange therefor were held, provided that the Ambanc Common Stock so exchanged was held as a capital asset by such shareholder on the date of the exchange.

          8. A shareholder of Ambanc who perfects his or her dissenter's rights and who received payment of the fair market value of his or her share of Ambanc Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code.


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Board of Directors
Ambanc Corp.
June 22, 1998

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      We consent to the use of this opinion as an exhibit to the Registration
Statement, to the disclosure and summarization of the opinion in the Registration Statement, including in the proxy statement/prospectus included therein, and to the reference to our firm in the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,



                                        /s/ Leagre Chandler & Millard